Exhibit 99.1

Contacts

Immune Pharmaceuticals Inc.:

 708 Third Avenue, Suite 210

New York, NY 10017

Anna Baran, Director of Investor Relations and Corporate Communications

Tel: (646) 937-1941

anna.baran@immunepharma.com

Immune Pharmaceuticals Ltd.: 11C Galgale HaPlada Herzliya-Pituach, Israel 46733

IMMUNE APPOINTS GAD BERDUGO TO BOARD OF DIRECTORS AND KARIN HEHENBERGER, M.D.,PH.D TO SENIOR VICE PRESIDENT

New York, NY and Herzliya-Pituach, Israel – June 6, 2014 – Immune Pharmaceuticals Inc. (OTCQX and NASDAQ OMX First North Premier, Stockholm: IMNP; “Immune” or “the Company”) appointed Mr. Gad Berdugo as new independent director and Karin Hehenberger, M.D., Ph.D., as Senior Vice President, Medical Affairs and Corporate Communications.

Mr. Berdugo is a Managing Director and Head of the Global Life Sciences at Tegris Advisors, a New York City based investment-banking boutique. He brings over 20 years of experience in investment management and banking, strategic financial advisory and business and corporate development in the biomedical industry. He was previously Director at Lazard Asset Management Group, managing healthcare investments across a diverse range of Lazard Funds including long/short hedge funds. Mr. Berdugo started his career at Abbott and then at Baxter Healthcare, where he was Director of Global Business Development for the Bio-Pharmaceutical Group. Mr. Berdugo received his M.B.A. from H.E.C. School of Management in Paris and Northwestern Kellogg School of Management, his M.Sc. in Biochemical Engineering from University College London and his B.Sc. with Honors, in Biotechnology from Imperial College London.

Dr. Karin Hehenberger joins Immune as Senior Vice President, Medical Affairs and Corporate Communications and will be responsible for managing the company’s relationships with Medical Opinion Leaders, Patient Organizations, in addition to being part of the team handling media and investors. Dr. Hehenberger has more than 15 years experience in the life sciences industry, and was most recently the Executive Vice President, Scientific Affairs and Chief Medical Officer at Coronado BioSciences, prior to which she held senior leadership positions at the Juvenile Diabetes Research Diabetes Foundation (JDRF), at Johnson & Johnson, Eyetech Pharmaceuticals and at public and private investment funds. She started her career at McKinsey & Co, received her M.D. and Ph.D. degrees form the Karolinska Institute (Sweden). She also completed a post-doctorate at Harvard Medical School.

Dr. Daniel Teper, Immune’s Chairman and CEO, commented: "We welcome Gad and Karin as key members of the Immune team. Their strategic, financial and operational experience will contribute significantly to Immune’s growth.”

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. applies a personalized approach to treatment, developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company’s lead product candidate, Bertilimumab, is in clinical development for moderate to severe ulcerative colitis and Crohn’s Disease as well as bullous pemphigoid, an orphan auto-immune dermatological condition, Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO; OTCQX: ICOTF) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed the exclusive world-wide rights to bertilimumab in 2006 from MedImmune, the Global Research and Development Arm of AstraZeneca. Immune’s pipeline also includes NanomAbs®, antibody nanoparticle conjugates, for the targeted delivery of chemotherapeutics., Crolibulin, a small molecule in Phase II in collaboration with the National Cancer Institute and Amiket™, a Neuropathic Pain drug candidate ready for Phase III. Amiket has received Orphan Drug Designation for Post Herpetic Neuralgia.

For more information, visit Immune’s website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Erik Penser Bankaktiebolag is engaged as Immune´s Certified Adviser on NASDAQ OMX First North Premier.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that we will not be able to find a partner to help conduct the Phase 3 trials for AmiKet™ on attractive terms, a timely basis or at all the risk that we will not obtain approval to market and commercialize any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; risks associated with our ability to protect our intellectual property; risks associate with our ability to raise additional funds; and our liquidity. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

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